CONTACT:	- OR -	INVESTOR RELATIONS COUNSEL:
Medis Technologies		The Equity Group Inc.
Robert K. Lifton		Adam Prior (212) 836-9606
Chairman & CEO		Devin Sullivan (212) 836-9608
(212) 935-8484

FOR IMMEDIATE RELEASE

MEDIS TECHNOLOGIES RELEASES LETTER TO SHAREHOLDERS

REGARDING RECENT MEETINGS WITH MOBILE OPERATORS

New York, NY – April 26, 2005 – Medis Technologies Ltd. (NASDAQ: MDTL) (“Medis”) announced today that the Company has sent a Letter to Shareholders from Medis Chairman and CEO Robert K. Lifton. The letter is included in its entirety in this press release below:

Dear Fellow Shareholder,

This is an appropriate time to report to you on the meetings that our team had during these past few weeks with mobile operators in the United States, Great Britain, Germany and France and what we learned from those meetings. The operators we met have a combined subscriber base of over 270 million people. In this letter I’d like to discuss the characteristics of the Power Packs that we demonstrated; the recognized need for our Power Pack product and the absence of any competition; and the plans for moving forward to achieve sales of Power Packs to these mobile operators.

The Power Pack

The Power Pack that was demonstrated at the meetings was a fully functional model. It was smaller and lighter than the Power Packs demonstrated at our conference on March 16th , showing the operators that we are well along the path to the expected size and weight of our mass production Power Pack product. This product has the power management system, that enables our product to work with a broad array of portable electronic devices, and the DC-to-DC converter both in the form of an ASIC (Application Specific Integrated Circuit) attached to it. As we advised the operators, in July 2005, we plan to provide them with Power Packs that are about twenty five percent smaller than this one with an ASIC that will be separate from the Power Pack. In the final, mass production Power Pack product, the ASIC is planned to be replaced by a chip the size of a fingernail attached to the adjustable cord.

The Power Packs operated successfully, powering every device that we were given. They did so in every orientation and with no discernible heat. In one case, the operator had mechanically emptied a cell phone battery and asked to see the Power Pack performance. The Power Pack immediately started the cell phone; allowing it to dial out and in less than 90 minutes of charging had filled three of the five bars showing battery power. In another case, to the operator’s surprise, the Power Pack charged a new, heavy power cell phone and video device not yet on the market, delivering a level of power well beyond their expectations.

Medis Technologies Ltd.	Page 2

April 26, 2005

The Market Need - The Absence of Competition

The discussions with the mobile operators bore out our own views, which I have previously presented to you, regarding the market need for a power source to augment the power available from current and future portable electronic devices. We learned that every one of the operators is striving to increase Average Revenue Per User (ARPU). It is very costly in advertising expenditures and phone subsidies for the operators to add each new subscriber; and in order to increase their revenues and earnings they are trying to increase each subscriber’s use of the device. The way they seek to do this is to add more and more capabilities to the cell phones and create more convergent devices. The markets in Europe are well ahead of those in the US, just as the markets in Japan are ahead of Europe with respect to the capabilities and uses of the portable devices. In Japan and Europe, more and more devices are 3G with expanded capabilities such as video, music, TV games, conferencing and expanded internet use, well beyond just using the phones for communications. The US operators are just beginning to offer their subscribers these capabilities. All of the operators recognize that those capabilities require more battery life to satisfy their customers. Particularly, this is the case of the “enterprise market” where the customers’ employees are using the devices many hours a day to get and transmit information.

To put this in a concrete context let me note that one of the operators showed our team a product they intend to offer for use in video conferencing which has a battery life of only one-half hour per charge. In Japan, cell phone batteries frequently last only 40 minutes before requiring recharging, which explains why Tokyo has charging kiosks in the street where people pay to charge their devices. Similarly, in London you can charge your phone at a cost of around $4.00 for fifteen minutes in a charging booth, and a company in New York City has been offering charging services at a cost of 50 cents per minute.

Significantly, we also learned from these mobile operators that they have seen nothing from any battery manufacturers that would solve their power problems and that Medis is the only company that has approached them with a working product capable of powering their devices. They also told us that they would be averse to offering their customers any product having a high concentration of methanol because of the flammable nature of methanol and the fact that it cannot be used in an airplane cabin.

The Plans for Moving Forward

Every mobile operator our team met evinced an interest in moving forward with us on a program that would have as its endgame their purchase of Power Packs from us. Our objective now, as quickly as we can, is to move towards agreements with those operators with the aim of getting orders from them for sales of the Power Packs. Under these agreements, we would provide the operators with opportunities to test our Power Pack products in their laboratories, and work with them to showcase the Power Packs within their companies and to their large, enterprise customers.

At the same time, we are reaching out to other mobile operators whom we did not previously contact, in Asia, South America, the Middle East and other parts of Europe to engage them in a similar process of viewing our Power Packs and starting down the path of becoming our customers. All of these intense trips are not easy and on behalf of all of us shareholders, I want to thank our team for their efforts and commitment to our sales program.

Currently, we are reviewing the various bids and different approaches of potential contract manufacturers. We intend to select a contract manufacturer in May 2005 which we will announce at that time.

Medis Technologies Ltd.	Page 3

April 26, 2005

Finally, be assured that every member of the Medis team is fully dedicated to the success of our company and the realization of the values to which we aspire.

Sincerely,

Robert K. Lifton

Chairman & CEO

Medis Technologies is involved in the development of highly advanced proprietary technology products primarily related to sources of clean energy for the 21st Century. Medis’ primary focus is on direct liquid fuel cell technology. Its business strategy is to sell its products to end users through retail outlets and service providers. In addition to its fuel cell technology, Medis’ product pipeline, in varying stages of development, includes inherently conductive polymers, the toroidal engine and compressor and stirling cycle system. Medis has also developed the CellScan with many potential applications relating to disease diagnostics and chemo sensitivity.

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risk and uncertainties, including, but not limited to, the successful completion of product development, the success of product tests, commercialization risks, availability of financing and results of financing efforts. Further information regarding these and other risks is described from time to time in the Company’s filings with the SEC.

###